SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

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NINETEEN EIGHTY-NINE, LLC, Plaintiff, - against - ICAHN ENTERPRISES L.P, ICAHN ENTERPRISES FINANCE CORP., CHELONIAN SUBSIDIARY, LLC, AND CARL C. ICAHN, Defendants	: : : : : : : : : : : : : :	Index No. COMPLAINT
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Nineteen Eighty-Nine, LLC ("1989"), by its attorneys Cohen & Gresser LLP, for its complaint against Icahn Enterprises, L.P. ("Icahn Enterprises"), Icahn Enterprises Finance Corp. ("IEFC," together with Icahn Enterprises, "IEP"), Chelonian Subsidiary, LLC ("Chelonian"), and Carl C. Icahn ("Icahn") (collectively, "Defendants"), alleges upon personal belief with respect to its own acts and upon information and belief with respect to all others, as follows:

Nature Of The Claims

    This action arises out a proposed $2 billion offering of Senior Notes (the "Notes") by Carl Icahn's investment vehicle IEP (the "Offering"). In marketing the Offering to prospective investors, IEP trumpets its 75.7% public equity ownership of an IEP subsidiary, Federal-Mogul Corporation ("FMO"). That is a materially misleading representation, as it fails to tell potential investors that IEP's ultimate interest in FMO may be significantly less than 75.7%.

    In reality, IEP's interest in FMO is subject to an option held by 1989 to buy a substantial portion of IEP's FMO shares. The existence of that option is no mystery; as the defendants know, the validity of that option is subject to pending litigation in this Court, Nineteen Eighty-Nine, LLC v. Carl C. Icahn, et al., Index No. 600424/08 (the "1879 Hall Litigation").

    Because IEP has chosen to misrepresent the true nature of its FMO holdings, prospective purchasers of the Notes will reasonably presume that IEP's entire interest in FMO is an exceptionally valuable asset to which they may look to be made whole in the event of IEP's default during the term of the Notes. As such, the Offering creates the very real possibility that 1989's option to purchase FMO equity will prove meaningless in the face of Noteholder claims for those very same assets.

    Moreover, IEP is an affiliate of certain defendants and is controlled almost entirely by Icahn. As such, IEP is subject to limitations on its conduct. The Offering violates restrictions in the LLC Agreement which, among other things, prohibit certain affiliates from (i) entering into "economic contracts, agreements or arrangements" which impact FMO or its securities, and (ii) taking actions with respect to FMO or its securities that do not inure to the benefit of the pre-existing business relationship with 1989.

    Accordingly, 1989 brings this action seeking declaratory relief to define the rights of 1989 with regard to the FMO shares that IEP has improperly and without qualification held out to the Noteholders as one of its "assets," and damages for Defendants' breaches of their obligations to 1989 under the LLC agreement.

    The Parties

    Plaintiff Nineteen Eighty-Nine, LLC ("1989") is a Delaware limited liability company whose principal place of business is in Fort Worth, Texas.

    Defendant Icahn Enterprises L.P. ("Icahn Enterprises") is a Delaware master limited partnership with its principal place of business is at 767 Fifth Avenue, 47th Floor, New York, NY 10153.

    Defendant Icahn Enterprises Finance Corp. ("IEFC" and, together with Icahn Enterprises, "IEP") is a Delaware corporation with its principal place of business is at 767 Fifth Avenue, 47th Floor, New York, NY 10153.

    Defendant Chelonian Subsidiary, LLC ("Chelonian") is a Delaware limited liability company with its principal place of business is at 767 Fifth Avenue, 47th Floor, New York, NY 10153.

    Defendant Carl C. Icahn ("Icahn") is an individual who resides in New York and has his principal place of business at 767 Fifth Avenue, 47th Floor, New York, NY 10153.

    Jurisdiction

    The Court has personal jurisdiction over Defendants pursuant to CPLR SectionSection 301 and 302 because Defendants have a principal place of business in the state and many of the events giving rise to this lawsuit occurred in this jurisdiction.

    Facts

    IEP and its Domination by Carl Icahn

    Icahn Enterprises is a Delaware Master Limited Partnership that, through its subsidiary Icahn Enterprises Holdings, L.P. ("Holdings") owns subsidiaries that are engaged in various operating businesses. IEP's core business segments include investment management, automotive, metals, real estate, and home fashion. IEP has also traditionally sought to grow its business through acquisitions and other strategic business combinations.

    IEP's shares are traded publicly on the New York Stock Exchange (ticker: IEP). But to think of IEP as publicly controlled is a misnomer. All operational control of IEP is vested in the hands of its General Partner, Icahn Enterprises GP. Icahn Enterprises GP is in turn controlled entirely by one man: Carl C. Icahn. Accordingly, Icahn exerts virtually absolute control over IEP, its business, and its operations.

    The Offering

    On December 30, 2009, Icahn Enterprises filed a Form 8-K with the United States Securities and Exchange Commission (the "December 30 8-K"). In the December 30 8-K, Icahn Enterprises disclosed that it, jointly with IEFC, planned to offer for sale of $2 billion of Senior Notes (the "Notes").

    Icahn Enterprises further disclosed in the December 30 8-K that it had distributed to certain potential investors a Preliminary Offering Memorandum dated January 4, 2010 (the "Offering Memorandum"). The sections of the Offering Memorandum entitled "Summary Consolidated Historical and Pro Forma Financial Data" and "Capitalization" were attached as exhibits to the December 30 8-K. Those sections of the Offering Memorandum incorporate by reference Icahn Enterprises's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.1

    Upon information and belief, the purpose of the Offering Memorandum is to provide prospective purchasers with information upon which they are to rely in determining whether to purchase the Notes.

    One of the most important analyses undertaken by potential investors is to consider the likelihood of recovering one's investment in the event that IEP defaults on its payment obligations under the Notes. In doing so, the potential investor must consider the nature and extent of IEP's assets that may be used to satisfy a judgment in the event of IEP's default on the Notes.

    IEP's assets, business operations, and holdings are described in IEP's 10-K and 10-Q, which are incorporated by reference in the Offering Memorandum provided to investors.

    Included among the important assets claimed by IEP is its equity interest in FMO:

    [W]e beneficially own 75,241,924 Federal-Mogul shares, or 75.7% of the total issued and outstanding capital stock of Federal-Mogul.

    IEP 2008 Form 10-K at A-118. Upon information and belief, substantially the same representation is included in the Offering Memorandum.

    IEP's interest in FMO forms an important component of its assets. For the nine months ended September 30, 2009, FMO generated revenues and adjusted EBITDA attributable to IEP of $4.0 billion and $255 million, respectively. As such, IEP's interest in FMO contributed 60% of IEP's total revenue of $6.7 billion, and 33% of IEP's total EBITDA of $763 million during the same period. According to IEP's own public disclosures, IEP's interest in FMO is valued in excess of $1.3 billion, nearly a quarter of IEP's total valuation of $6.0 billion.

    The LLC Agreement

    FMO is a Delaware corporation that is in the automotive parts business. In the past, FMO's business gave rise to millions of dollars worth of personal injury claims based on allegations that the automotive parts contained asbestos that caused various asbestos-related illnesses. On October 1, 2001, in large part as a result of the asbestos claims, FMO and its affiliates filed for bankruptcy in the United States Bankruptcy Court for the District of Delaware.

    On or about November 19, 2001, Chelonian (another company entirely controlled by Carl Icahn) and 1989, Ltd., a Cayman Islands exempt company ("1989") entered into the Limited Liability Company Agreement of 1879 Hall, LLC dated November 19, 2001 (as amended, the "LLC Agreement").2 The following day, and with the consent of Chelonian, 1989. assigned its interest in 1879 Hall to 1989, the plaintiff here. Under the terms of the LLC Agreement as amended, Chelonian currently owns 88.2945 per cent of 1879 Hall and 1989 owns 11.7055 per cent.

    The sole purpose of the 1879 Hall is to "acquire, hold, own and dispose of . . . FMO Securities and Claims." Ex. 1 Section 4. The term "FMO Securities and Claims" 3 is defined in the LLC Agreement to include, among other things, FMO's equity securities. Id. The term also includes "all rights . . . of every kind and character whatsoever against FMO . . . or any other Person or entity associated with [FMO] arising with respect to FMO, . . . any equity security of FMO . . . the FMO Bankruptcy[,] or any related matter." Id.

    Also on November 19, 2001, at the same time the parties entered into the LLC Agreement, Icahn personally entered into the Letter Agreement, a contract by which he agreed to "take all actions necessary to cause the affiliates of Chelonian and all of [his] affiliates (whether or not they are affiliates of Chelonian) to act in a manner consistent with the limitations imposed on Chelonian's affiliates in the LLC Agreement."4 Among other things, in the Letter Agreement, Ichan agreed that he and his Affiliates would comply with the special covenants contained in Section 19 of the LLC Agreement. IEP is an Affiliate of Ichan, and thus subject to the LLC Agreement.

    The LLC Agreement imposes important limitations on the conduct of its Members (and their Affiliates such as IEP), including the special covenants contained in Section 19. These limitations -- and their violation by Defendants -- are discussed below.

    1989's Option to Purchase Icahn's FMO Shares

    On or about November 8, 2007, the bankruptcy court issued an order approving the Fourth Amended and Restated Reorganization Plan (the "Plan") for FMO. The bankruptcy court's order was affirmed by the United States District Court for the District of Delaware on or about November 13, 2007.

    Under the Plan, a trust was created, which would hold assets that could be used to pay out pending asbestos claims (the "Asbestos Trust"). The Plan also provided that, in return for providing certain funding to the Asbestos Trust, an affiliate of Chelonian was to receive options through which it was entitled to acquire 50.1% of FMO's common stock.

    The Chelonian affiliate provided the funding and received the options. In February 2008, the Chelonian affiliate exercised the options, acquiring 50.1% of FMO's common stock. Through a series of assignments, the FMO shares originally held by Chelonian and/or its affiliates are now held by IEP.

    However, under the LLC Agreement, each of these options is an FMO Security and Claim belonging to 1879 Hall. Thus, 1989 has a right to decide whether to participate in the options and purchase FMO common stock in accordance with the "sharing ratio" of 11.7055% provided for in the LLC Agreement. In the event that 1989 chose to exercise the option, the sharing ratio would result in an option to purchase approximately 6 million FMO shares.

    Despite repeated requests, 1989 has never been offered the opportunity to decide whether to exercise its option on the same terms and conditions as Chelonian, as required under the LLC Agreement. Accordingly, on February 13, 2008, 1989 commenced the 1879 Hall Litigation in this Court to vindicate its rights with regard to the option. The 1879 Hall litigation is currently pending. Discovery is nearly completed, and the note of issue is to be filed on March 2, 2010.

    As noted, the FMO shares originally held by Chelonian and/or its affiliates are now held by IEP. Accordingly, should 1989 prevail in the 1879 Hall Litigation, and decide to exercise the option, it will be entitled to purchase approximately 6 million of the 76 million shares of FMO that IEP now claims it holds.

    IEP's December 30 8-K did not mention 1989's option, nor the documents incorporated in the Offering Memorandum and referenced in the December 30 8-K. Upon information and belief, the Offering Memorandum omits any mention of 1989's option. From the Offering Memorandum and IEP's other public disclosures, potential purchasers have no way of knowing that approximately 6 million shares of FMO may be properly due to 1989, and as such unavailable to satisfy any judgment that may arise out of an eventual IEP default on the Notes.

    Accordingly, 1989 may prevail in the 1879 Hall litigation only to find that its option -- judicially validated after much expense -- is worthless as the IEP shares underlying that option have been transferred or made available to IEP Noteholders. Such a result is untenable.

    The LLC Agreement Imposes Limitations on IEP's Conduct

    As noted, the LLC Agreement governs the conduct of Chelonian, Icahn and his affiliates such as IEP.

    The restrictions imposed by the LLC Agreement are significant and important. Among the most critical of those limitations is contained in Section 19.1, which imposes a restriction on the ability of Chelonian and its affiliates (including IEP) to enter into "contracts, agreements, or arrangements" which might impact on 1989's ability to realize its interest in FMO:

    Without the consent of all Members . . . each Member agrees that it will not and will cause its affiliates not to enter into any direct or indirect ownership or economic contracts, agreements or arrangements . . . with respect to FMO, the FMO Bankruptcy, or FMO Securities and Claims.

    Ex. B at 19.1.1.

    The Offering runs afoul of this restriction because the Offering -- undeniably an "economic contract, agreement or arrangement" -- will expose IEP's FMO holdings to the purchasers of the Notes, and is thus a transaction "with respect to FMO . . . or FMO Securities and Claims." Id.

    IEP's conduct is similarly inconsistent with the restriction imposed by Section 19.1.3 of the LLP Agreement, which requires Chelonian and its affiliates (including IEP) to act only in a manner with regard to FMO which will benefit 1879 Hall, and by extension 1989:

    If either Member or any of their Affiliates now or hereafter possesses any right, power, or privilege to take or refrain from taking any action with respect to FMO, the FMO Securities and Claims, . . .the Members agree that they will and will cause their respective Affiliates to cause such right, power or privilege to be exercised solely by and for the benefit of [1879 Hall].

    Ex. B at Section 19.1.3.

    By exposing 1989's interest in IEP's FMO shares to potential creditors in connection with the Offering, IEP has acted for the benefit of IEP while providing no benefit whatsoever to 1879 Hall or, by extension, 1989. IEP's conduct violates the terms of the LLC Agreement.

    FIRST CAUSE OF ACTION
    Declaratory Judgment

    1989 hereby incorporates the allegations set forth in paragraphs 1 through 38 of this Complaint as if set forth fully herein.

    If 1989 prevails in the pending 1879 Hall Litigation, 1989 will be able to decide whether to exercise its option, and in the event 1989 exercises its option it will be entitled to purchase approximately 6 million shares of FMO from IEP.

    IEP has represented to potential purchasers of the Notes that IEP's FMO shares -- including the approximately 6 million shares underlying 1989's option -- are unencumbered assets of IEP that holders of the Notes may reasonably believe that they may seek to recover upon IEP's default on the Notes.

    By reason of the foregoing, IEP is entitled to a declaratory judgment that, should its option be validated by the Court in the 1879 Hall Litigation, 1989 will be entitled to exercise its option and obtain delivery of approximately 6 million FMO shares from IEP, without regard to any claim on those shares by purchasers of the Notes.

    SECOND CAUSE OF ACTION
    Constructive Trust

    1989 hereby incorporates the allegations set forth in paragraphs 1 through 42 of this Complaint as if set forth fully herein.

    If 1989 prevails in the pending 1879 Hall Litigation, 1989 will be able to decide whether to exercise its option, and in the event 1989 exercises its option it will be entitled to purchase approximately 6 million shares of FMO from IEP. However, the Offering has created the risk that the FMO shares underlying 1989's option will not be available upon 1989's exercise of that option.

    By reason of the foregoing, 1989 is entitled to a constructive trust designed to protect the shares underlying 1989's option from the reach of any purchaser of the Notes.

    THIRD CAUSE OF ACTION
    Breach of Contract by Icahn Enterprises, IEFC, and Chelonian

    1989 hereby incorporates the allegations set forth in paragraphs 1 through 45 of this Complaint as if set forth fully herein.

    1989 and Chelonian are parties to the LLC Agreement, which is a valid and enforceable contract.

    By virtue of being Affiliates (as that term is defined in the LLC Agreement) of Chelonian, Icahn Enterprises and IEFC are subject to certain restrictions and obligations imposed by the LLC Agreement.

    Icahn Enterprises, IEFC, and Chelonian have breached Sections 19.1.1 and 19.1.3 of the LLC Agreement.

    As a result of Icahn Enterprises, IEFC, and Chelonian's breaches of the LLC Agreement, 1989 has suffered damages.

    FOURTH CAUSE OF ACTION
    Breach of Contract by Carl C. Icahn

    1989 hereby incorporates the allegations set forth in paragraphs 1 through 50 of this Complaint as if set forth fully herein.

    1989 and Icahn are parties to the Letter Agreement, which is a valid and enforceable contract.

    Icahn Enterprises and IEFC are affiliates of Icahn.

    Icahn has breached the Letter Agreement by failing to cause his affiliates to act in a manner consistent with the limitations imposed on Chelonian's affiliates in the LLC Agreement.

    As a result of Icahn's breaches of the Letter Agreement, 1989 has suffered damages.

WHEREFORE, 1989 respectfully requests that judgment be entered against Defendants as follows:

    A declaratory judgment that, should its option be validated by the Court in the 1879 Hall Litigation, and it exercises its option, 1989 will be entitled to obtain delivery of approximately 6 million FMO shares from IEP, without regard to any claim on those shares by purchasers of the Notes;

    Imposition of a constructive trust designed to protect the shares underlying 1989's option from the reach of any purchaser of the Notes;

    Damages to be determined at trial;

    Pre- and post-judgment interest as allowed by law;

    Attorneys' fees and costs; and

f.     All other and further relief, both general and special at law or in equity, to which it may be entitled.

Dated: January 11, 2010

New York, New York

Respectfully submitted,

COHEN & GRESSER LLP By: /s/ Mark S. Cohen
Mark S. Cohen Alexandra Wald Brett D. Jaffe Scott D. Thomson 100 Park Avenue, 23rd Floor New York, NY 10017 Phone: (212) 957-7600 Fax: (212) 957-4514 Attorneys for Nineteen Eighty-Nine, LLC

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1 A true and correct copy of the December 30 8-K is annexed hereto as Exhibit A.

2 A true and correct copy of the LLC Agreement is attached hereto as Exhibit B.

3 "FMO Securities and Claims" is defined in the LLC Agreement as "all FMO Debt, any and all obligations or debt instruments of FMO of any sort or nature, . . . any equity security of FMO of any sort or nature other than the Excluded Securities, all payments relating to action or inaction taken with regard to FMO or any of the foregoing and all rights, powers, privileges, claims, controversies, causes of action, demands and damages of every kind and character whatsoever against FMO, any of its officers or directors, professional advisors . . . or any other Person or entity associated with any of the foregoing arising with respect to FMO, FMO Debt, any and all obligations or debt instruments of FMO of any sort or nature, any equity security of FMO of any sort or nature other than the Excluded Securities, the FMO Bankruptcy or any related matter, other than those arising solely out of the ownership of Excluded Securities." Ex. B Section1.25. The term "Excluded Securities" as defined in the Agreement does not include the options at issue here. Id.

4 A true and correct copy of the Letter Agreement is annexed hereto as Exhibit C.